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EXHIBIT 11


                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
                 CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

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(Amounts in thousands, except per share data)
                                                                    THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                        SEPTEMBER 30,               SEPTEMBER 30,
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                                                                    1997           1996           1997         1996
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
Net Income                                                       $   1,068      $   2,888      $   1,370     $   10,281
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Weighted average number of common shares outstanding                40,280         41,339         40,466         41,325

Adjustments necessary to reflect weighted average number
  of common shares outstanding on a fully diluted basis                534            453            406            591
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                                                                    40,814         41,792         40,872         41,916
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Fully diluted earnings per share                                 $    0.03      $    0.07      $    0.03    $      0.25
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